CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the to the Registration Statement on Form N-14 of The FBR Funds, and to the use of our report dated December 30, 2009 on the financial statements and financial highlights of the FBR Pegasus Fund, FBR Pegasus Mid Cap Fund, FBR Pegasus Small Cap Growth Fund and FBR Technology Fund. Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 16, 2010